FORM 4                                              OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER:  3235-0104
                                                    Expires:  December 31, 20001
                                                    Estimated average burden
                                                    Hours per response 0.5


                UNITED STATES SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Klem                         Robert                      E.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  c/o Genta Incorporated
  Two Connell Drive
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                                    (Street)

  Berkeley Heights                    NJ                  07922
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     Genta Incorporated (Nasdaq: GNTA)



________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
3.   Statement for Month/Year

     January 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                          VP & Chief Technical Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     From:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (Month/Day/Year)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock, par value $.001    1/02/02            X             6,000         A    $0.94375
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  Common Stock, par value $.001    1/02/02            S             6,000         D    $13.9658
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  Common Stock, par value $.001    1/15/02            X             6,000         A    $0.94375
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.001    1/15/02            S             6,000         D    $13.3500    -0- (1)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.

                                 SEC1474 (3-99)


FORM 4 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                                    Owner-
                                                                                                                    ship
                                                                                                          9.        Form
                    2.                                                                                    Number    of
                    Conver-                    5.                              7.                         of        Deriv-   11.
                    sion                       Number of                       Title and Amount           Deriv-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ative     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Options to          $0.94375 1/02/02    X             6,000  3/31/99  5/28/08  Common    6,000   $5,662.50
acquire Common                                                                 Stock,
Stock (2)                                                                      par
                                                                               value
                                                                               $.001
------------------------------------------------------------------------------------------------------------------------------------
Options to          $0.94375 1/15/02    X             6,000  3/31/99  5/28/08  Common    6,000   $5,662.50
acquire Common                                                                 Stock,
Stock (2)                                                                      par
                                                                               value
                                                                               $.001
------------------------------------------------------------------------------------------------------------------------------------
Options to          $13.70   1/25/02    A                    1/25/03  1/25/12  Common    15,000            637,353     D
acquire Common                                                                 Stock,
Stock (3)                                                                      par
                                                                               value
                                                                               $.001
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses

   (1) Does not include 12,000 shares held by the Reporting Person's children's individual retirement accounts.

   (2)   Issued under the Company's 1998 Employee Stock Incentive Plan.

   (3) These options were granted as part of an annual bonus. These options vest equally over the next four (4) years.

/s/ Robert E. Klem                                       February 8, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.